EXHIBIT 13

                               MEMBERS' AGREEMENT
                               ------------------

     MEMBERS' AGREEMENT (the "Agreement"), dated as of November 13, 2001, by and among TPG Wafer Holdings, LLC, a Delaware limited liability company (the "Company"), TPG Wafer Partners, L.L.C., a Delaware limited liability company (together with its affiliates and successors, "TPG"), TCW/Crescent Mezzanine Partners III, L.P. and TCW/Crescent Mezzanine Trust III (together with their affiliates and successors, "TCW"), Green Equity Investors III, L.P., a Delaware limited partnership (together with its affiliates and successors, "GEI"), Green Equity Investors Side III, L.P., a Delaware limited partnership, (together with its affiliates and successors and GEI, "LGP") and TPG Wafer Management, L.L.C., a Delaware limited liability company (together with its affiliates and successors other than TPG, "TPG Wafer Management") (collectively, the "Members").

     WHEREAS, the Members and the Company have heretofore entered into an Amended and Restated Limited Liability Company Operating Agreement, dated as of November 13, 2001, (the "Operating Agreement");

     WHEREAS, as of the date hereof, the Members own all of the membership interests ("Membership Interests") of the Company; and

     WHEREAS, the parties hereto desire to enter into an agreement regarding certain matters described herein, including the imposition of certain restrictions on the transferability of the Membership Interests.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

                                    ARTICLE I
                                    ---------
                         Representations and Warranties
                         ------------------------------

     Each of the parties hereby severally represents and warrants to each of the other parties as follows:

     1.1 Authority; Enforceability. Such party has the legal capacity or corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. Such party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action. No other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or of equity).

     1.2 No Breach. Neither the execution of this Agreement nor the performance by such party of its obligations hereunder nor the consummation of the transactions contemplated hereby does or will:

     (a) conflict with or violate its certificate of incorporation, bylaws or other organizational documents;

     (b) violate, conflict with or result in the breach or termination of, or otherwise give any other person the right to accelerate, re-negotiate or terminate or receive any payment, or constitute a default or an event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default) under the terms of, any contract or agreement to which it is a party or by which it or any of its assets or operations are bound or affected; or

     (c) constitute a violation by such party of any laws, rules or regulations of any governmental, administrative or regulatory authority or any judgments, orders, rulings or awards of any court, arbitrator or other judicial authority or any governmental, administrative or regulatory authority.

     1.3 Consents. No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party, other than those which have been made or obtained, in connection with (i) the execution or enforceability of this Agreement or (ii) the consummation of any of the transactions contemplated hereby.

                                   ARTICLE II
                                   ----------
                        Transfer of Membership Interests
                        --------------------------------

     2.1 Restrictions on Transfers.

     (a) No Member may (directly or indirectly) transfer by way of sale, exchange, assignment, pledge, gift or other disposition (all of which acts shall be deemed included in the term "transfer" as used in this Agreement) any or all of the Membership Interests (whether held in its, his or her own right or by a representative of the Member) (each Member, is hereinafter referred to as a "Transferor") unless (i) such transfer of Membership Interests is made in accordance with the provisions of Article II of this Agreement and (ii) the transferee of such Membership Interests (if other than (A) the Company or another Member, (B) a transferee in a sale of Membership Interests made under Rule 144 (or any successor provision) under the Securities Act of 1933, as amended (the "Securities Act"), or (C) a transferee of Membership Interests registered under the Securities Act) agrees to become a party to this Agreement pursuant to Article IV hereof and executes such further documents as may be necessary, in the reasonable opinion of the Company, to make him, her or it a party hereto.

     (b) Any purported transfer of Membership Interests other than in accordance with this Agreement by any Transferor shall be null and void, and the Company shall refuse to recognize any such transfer for any purpose and shall not reflect in its records any change in record ownership of Membership Interests pursuant to any such transfer.

     (c) The Company shall not issue any Membership Interests upon original issue or reissue or otherwise dispose of any Membership Interests unless the recipient or transferee of such Membership Interests (if other than a Member) shall agree to become a party to this Agreement pursuant to Article IV hereof and executes such further documents as may be necessary, in the reasonable opinion of the Company, to make him, her or it a party hereto.

     2.2 Right of First Offer.

     (a) In the event that a Member (other than TPG) desires to transfer all or part of its Membership Interest ("Offered Membership Interest") to a third party, other than pursuant to Section 2.3 or 2.4 of this Agreement, the Transferor shall give prompt written notice to the Company and TPG (an "Offer Notice") of its desire to sell the Offered Membership Interest, which notice shall identify (i) the percentage of Offered Membership Interest and (ii) the purchase price (which shall be in cash) and any other material items and conditions of the proposed transfer. The date on which such Transferor's Notice is actually received by the Company and TPG is referred to hereinafter as the "Notice Date."

     (b) TPG shall have thirty (30) days following the Notice Date to notify the Transferor and the Company in writing of an offer to purchase by TPG in cash (the "Offer to Purchase") all (but not less than all) of the Offered Membership Interest at the purchase price and upon the other terms and conditions specified in the Offer Notice. If the Transferor does not receive a written notice from TPG containing the Offer to Purchase within the thirty (30) day period, TPG shall be deemed to have declined to purchase the Offered Membership Interest and the Transferor may, subject to compliance with the provisions of Section 2.1(a) and Section 2.2(d), thereafter transfer to a purchaser at any time within ninety
(90) days following the Notice Date all (but not less than all) of the Offered Membership Interest at a price which is not less than the purchase price specified in the Offer Notice and upon substantially the same terms and conditions set forth in the Offer Notice; provided that if TPG notifies the Transferor in writing, within thirty (30) days following receipt of a notice from the Transferor of the name of a possible purchaser, of an objection to the possible purchaser because the Manager, in its reasonable discretion, determines that the possible purchaser or one or more of its affiliates is engaged in a business that competes in any material respect with MEMC Electronic Materials, Inc. ("MEMC") or any of its subsidiaries, the Transferor shall not have the right to transfer any of the Offered Membership Interest to such possible purchaser; and provided further that if the Offered Membership Interest is not transferred to a purchaser for any reason within ninety (90) days following the Notice Date, then such Offered Membership Interest may be transferred only by again complying with all of the terms and procedures set forth in this Article II.

     (c) In the event that, pursuant to the Offer to Purchase, TPG agrees to purchase all (but not less than all) of the Offered Membership Interest on the terms and subject to the conditions set forth in the Offer Notice, the closing for such transaction shall take place at a time and place reasonably acceptable to the Transferor and TPG; provided that such closing shall not occur more than thirty (30) days after the date on which the Transferor receives the Offer to Purchase. At such closing, TPG shall deliver to the Transferor the consideration to be exchanged for such Offered Membership Interest, in immediately available funds, and the Transferor shall deliver to TPG all documents required to effect the sale of such Offered Membership Interest, duly endorsed and free of any liens, including appropriate documentation providing indemnities to TPG regarding its title to such Offered Membership Interest.

     (d) As soon as practicable, but in any event no less than thirty (30) days prior to the consummation of a proposed sale of Offered Membership Interest to a purchaser pursuant to Section 2.2(b), the Transferor shall give written notice to the Company and TPG, which notice shall specify with respect to each such proposed sale, the name or names of one or more possible purchasers, provided that in no event shall such notice specify more than five possible purchasers. The Transferor shall not sell the Offered Membership Interest pursuant to
Section 2.2(b) to a purchaser unless the Transferor has given a notice pursuant to the preceding sentence that such purchaser is a possible purchaser. As soon as practicable, but in any event no less than ten (10) days prior to the proposed consummation date of a sale of Offered Membership Interest to a purchaser, the Transferor shall give written notice to the Company and TPG, which notice shall specify with respect to each such proposed sale: (i) the identity of the purchaser, (ii) the cash purchase price to be paid by such purchaser for the Offered Membership Interest, (iii) the date of the proposed transfer and (iv) any other material items and conditions of the proposed sale.

     2.3 Transfers to Permitted Transferees. A Member may transfer any or all of the Membership Interest held by such Member to a Permitted Transferee (as hereinafter defined) of such Member without complying with any other provision of this Article II other than Section 2.1(a). For purposes of this Agreement, a "Permitted Transferee" means (a) in the case of any transferor that is not a corporation or individual, any general or limited partner, member, or affiliate (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such transferor, (b) in the case of any transferor that is a corporation, any other entity that owns, directly or indirectly, at least 51% of the equity securities of such transferor ("majority ownership") or that is under common majority ownership with such transferor, (c) in the case of any transferor that is an individual, any successor by death or divorce, (d) in the case of any transferor that is a trust whose sole beneficiaries are individuals, such individuals or their spouses or lineal descendants or (e) in the case of TPG or TPG Wafer Management, any officer or director of MEMC or other person providing consulting or other services to MEMC (excluding in each case any TPG deal professionals or any TPG affiliate (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) solely to incentivize such officers, directors or other persons; provided that such additional Membership Interests constitute less than 10% of the aggregate Membership Interests on the date hereof.

     2.4 Certain Rights.

     (a) Drag Along Rights. In the event that TPG wishes to sell all or substantially all of its Membership Interests by merger, stock sale, asset sale or otherwise to a purchaser (other than pursuant to Section 2.3) that is not an affiliate of TPG or any of its affiliates and said purchaser desires to acquire all or substantially all of the issued and outstanding Membership Interests upon such terms and conditions as agreed to with TPG and its affiliates, each other Member agrees to sell all of its Membership Interests to said purchaser (or to vote such Membership Interests in favor of any merger or other transaction which would effect a sale of such Membership Interest (or all or substantially all of the assets of the Company) and to waive its appraisal or dissenters' rights with respect to such transaction, at a price that reflects the Pro Rata Portion of its Membership Interest (as defined in Section 2.4(b)(iii) below) at the same price and on the same terms and conditions as TPG and its affiliates have agreed to with such purchaser; provided, however, that no Member required to sell pursuant to this Section 2.4(a) shall be required to make any representation, covenant or warranty in connection with such sale, other than as to its ownership and authority to sell, free of liens, claims or encumbrances, the Membership Interests to be sold by such Member. In such case, TPG shall give written notice of such sale to the other Members at least thirty (30) days prior to the consummation of such sale, setting forth (i) the consideration to be received by the Members, (ii) the identity of the purchaser, (iii) the date of the proposed transfer and (iv) any other material items and conditions of the proposed transfer.

     (b) Tag Along Rights. (i) If TPG or any of its affiliates proposes to transfer any of their Membership Interests to a purchaser other than a Permitted Transferee of TPG, TPG or any of its affiliates (hereinafter referred to as "Selling TPG Members") shall give written notice (a "Transfer Notice") of such proposed transfer to the Members other than the Selling TPG Members (the "Other Members") at least thirty (30) days prior to the consummation of such proposed transfer, setting forth (i) the percentage of its Membership Interest offered,
(ii) the consideration to be received by the Members, (iii) the identity of the purchaser, (iv) the date of the proposed transfer, (v) any other material items and conditions of the proposed transfer and (vi) that each such Other Member shall have the right to elect to sell up to the Pro Rata Portion of its Membership Interest.

     (ii) Upon delivery of a Transfer Notice, each Other Member may elect to sell up to the Pro Rata Portion of its Membership Interest pursuant to the same terms and conditions with respect to payment for the Membership Interest as agreed to by the Selling TPG Members, by sending written notice to the Selling TPG Members within thirty (30) days after receipt of the Transfer Notice, indicating its election to sell up to the Pro Rata Portion of its Membership Interest in the same transaction, in which case the portion of Membership Interests to be sold by the Selling TPG Members shall be reduced by such amount (with the result that each Selling TPG Member and each such electing Other Member shall sell to the purchaser the same percentage of their respective Membership Interests). Following such thirty (30) day period, each such Other Member, concurrently with the Selling TPG Members, shall be permitted to sell to the purchaser, at any time up to ninety (90) days after the delivery of the Transfer Notice, on the terms and conditions set forth in the Transfer Notice the Pro Rata Portion of its Membership Interest; provided, however, that no Selling TPG Member shall be permitted to sell to the purchaser unless, simultaneously with the consummation of such sale, the sale by the Other Members who have elected to sell pursuant to this paragraph (ii) of the Pro Rata Portion of their Membership Interests is also consummated.

     (iii) For purposes of this Agreement, "Pro Rata Portion" shall mean, with respect to Membership Interests held by a Member, the portion attained by multiplying (A) the aggregate Membership Interests then owned by such Member by
(B) a fraction, the numerator of which shall be the aggregate Membership Interests proposed to be sold by the Selling TPG Members to the purchaser as set forth in the Transfer Notice, and the denominator of which shall be the aggregate Membership Interests then outstanding (including such Membership Interests proposed to be sold by the Selling TPG Members).

     2.5 Transferee's Rights and Obligations. Any party that acquires a Membership Interest in the Company shall assume the obligations and, unless otherwise agreed by the transferee, acquire the rights of the transferring party with respect to such Membership Interest that it acquires. In connection with such assumption, the transferee will notify the Company and each of the Members that is a party hereto of its address for the purpose of providing notices hereunder.

                                   ARTICLE III
                                   -----------
                           Rights with Respect to MEMC
                           ---------------------------

     3.1 Approval Rights. TPG, as the Managing Member (the "Manager") of the Company, hereby agrees not to vote the Company's shares in MEMC in support of, and the Company agrees not to permit any of the following actions of MEMC, without the prior written consent of each of (i) TCW (so long as TCW and those of its Permitted Transferees that are controlled by TCW hold at least fifteen percent (15%) of the Membership Interests) and (ii) LGP (so long as LGP and those of its Permitted Transferees that are controlled by LGP hold at least fifteen percent (15%) of the Membership Interests):

     (a) the authorization of additional shares of capital stock of MEMC (which shall include, without limitation, any shares of common stock, preferred stock, any convertible securities or any warrants or options to acquire common stock), provided that shares of capital stock authorized and issued to any directors, employees, officers, consultants or advisors of the Company or any subsidiary shall not require such approval;

     (b) any merger (other than any merger with the Company), consolidation, statutory share exchange or other business combination or sale of all or substantially all of the assets of MEMC or any similar transaction in any one transaction or series of related transactions;

     (c) any liquidation, bankruptcy, dissolution, recapitalization, reorganization, assignment to creditors or any similar transaction by MEMC; provided that TPG, as the Managing Member, may consent to the conversion of any shares of preferred stock of MEMC to shares of common stock of MEMC without any such consent;

     (d) any material change in the nature of the business in which MEMC is engaged;

     (e) any material amendment to the certificate of incorporation or by-laws of MEMC; or

     (f) entering into any contract or agreement to do any of the foregoing.

     3.2 Board Seats. For so long as TCW and those of its Permitted Transferees that are controlled by TCW have not sold or otherwise disposed of (other than to Permitted Transferees) more than 25% of the Membership Interests originally acquired by TCW pursuant to the Operating Agreement, TCW shall have the right to nominate one (1) person to the Board of Directors of MEMC. For so long as LGP and those of its Permitted Transferees that are controlled by LGP have not sold or otherwise disposed of (other than to Permitted Transferees) more than 25% of the Membership Interests originally acquired by LGP pursuant to the Operating Agreement, LGP shall have the right to nominate one (1) person to the Board of Directors of MEMC. TPG, agrees to cause the Company to vote, and the Company agrees to vote, its shares in MEMC in support of such TCW and LGP nominees.

                                   ARTICLE IV
                                   ----------
                               Additional Parties
                               ------------------

     In accordance with Article II of this Agreement, additional Members may be added to and be bound by and receive the benefits afforded by this Agreement (other than benefits specifically afforded to LGP and TCW pursuant to Article III hereunder) upon the signing and delivery of a counterpart of this Agreement by the Company and the acceptance thereof by such additional Members. Promptly after signing and delivering such a counterpart of this Agreement, the Company will deliver a conformed copy thereof to the Members.

                                    ARTICLE V
                                    ---------
                            Miscellaneous Provisions
                            ------------------------

     5.1 Specific Performance. The parties hereby declare and acknowledge that it is impossible to measure in money the damages that will accrue to any party hereto or to a representative of a Member by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any party hereto or the representative of a Member shall institute any action or proceeding to enforce the provisions hereof, the person against whom such action or proceeding is brought hereby waives the claim or defense that such party or such representative has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such party or such representative has an adequate remedy at law. The parties hereto agree that this Agreement shall be specifically enforceable.

     5.2 Confidentiality. Except as required by applicable law or any legal or regulatory process, each Member shall maintain the confidentiality of (i) Non-Public Information and (ii) any information subject to a confidentiality agreement binding upon the Managing Member and made known to the Members; provided that each Member (including the Managing Member) may disclose Non-Public Information to (i) its affiliates, officers, employees, agents and professional consultants upon notification to such affiliate, officer, employee, agent or consultant that such disclosure is made in confidence and shall be kept in confidence, (ii) persons having or purporting to have regulatory authority over such Members or its affiliates, provided that such persons are advised that the Non-Public Information is confidential, or (iii) to a potential transferee of all or part of such Member's Membership Interest, if such potential transferee agrees to be bound by a confidentiality agreement substantially identical to the provisions of this Section 5.2; and provided, further, that each Member may disclose Non-Public Information it is required to disclose pursuant to legal process, in which event each Member agrees to provide the Company with prompt notice of such process so that it may seek an appropriate protective order or other appropriate remedy. As used in this Section 5.2, "Non-Public Information" means information regarding the Company (including information regarding any person in which the Company holds, or contemplates acquiring, any Investment) and the Managing Member received by such Member pursuant to this Agreement, but does not include information that (i) was publicly known at the time such Member receives such information pursuant to this Agreement, (ii) subsequently becomes publicly known through no act or omission by such Member, or (iii) is communicated to such Member by a third party free of any obligation of confidence known to such Member.

     5.3 Notices. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be given in writing by registered or certified mail, which shall be addressed, in the case of the Company, to its principal office, and, in the case of any Member, to such Member's address appearing on the stock books of the Company or to such other address as may be designated by such Member in writing to the Company and each other Member.

     5.4 Entire Agreement. This Agreement supersedes all prior agreements with respect to the subject matter hereof. This instrument, together with the Amended and Restated Limited Liability Company Operating Agreement of the Company, dated as of the date hereof, by and among the Manager and the Members (the "Operating Agreement"), contains the entire agreement with respect to such subject matter. This instrument may not be amended, supplemented or discharged, and no provision hereof may be modified or waived, except expressly by an instrument in writing signed by the Members as provided. No waiver of any provision hereof shall be deemed a waiver of any other provision nor shall any such waiver by any party be deemed a continuing waiver of any matter. No amendment, modification, supplement, discharge, or waiver hereof or hereunder shall require the consent of any person not a party to this Agreement.

     5.5 Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of laws of the State of Delaware.

     5.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their successors and assigns.

     5.7 Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.

     5.8 Amendment and Waiver. Any amendment of this Agreement or any waiver of any provision hereof to be effective shall be in writing and signed by all of the parties hereto. The addition of a Transferee of Membership Interests or a recipient of any Membership Interests as a party hereto shall not constitute an amendment hereto and need be signed only by the Company and such Transferee or recipient. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

     5.9 Arbitration. Any disputes arising from this Agreement shall be resolved by exclusive and final arbitration to be carried out in accordance with the procedures in Section 11.10 of the Operating Agreement.

     5.10 Counterparts. This Agreement may be signed by each party hereto upon a separate copy of this Agreement in which event all of said copies shall constitute a single counterpart of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     Each Member in agreement with the foregoing should sign the form of acceptance in the space provided for such Member's signature on this copy of this Agreement delivered to such Member. This Agreement will become a binding agreement among such Members and the Company when signed by the Company and so accepted by such Members.

     The foregoing Shareholders' Agreement is hereby accepted as of the day and year first above written.

                              TPG WAFER PARTNERS, L.L.C.


                              By: /s/ Richard A. Ekleberry
                                 --------------------------------
                              Name:  Richard A. Ekleberry
                              Title: Vice President


                              TCW/CRESCENT MEZZANINE PARTNERS III, L.P. AND TCW/CRESCENT MEZZANINE TRUST III

                              By: TCW/Crescent Mezzanine Management III, L.L.C. Its Investment Manager

                              By:  TCW Asset Management Company
                              Its Sub-Advisor


                              By: /s/ Jean-Marc Chapus
                                 ---------------------------------
                              Name: Jean-Marc Chapus
                              Title: Managing Director


                              By: /s/ James C. Shevlet, Jr.
                                 --------------------------------
                              Name: James C. Shevlet, Jr.
                              Title: Senior Vice President


                              GREEN EQUITY INVESTORS III, L.P.

                              By:  GEI Capital III, LLC
                              Its General Partner


                              By: /s/ John Danhakl
                                 --------------------------------
                              Name: John Danhakl
                              Title: Manager


                              GREEN EQUITY INVESTORS SIDE III, L.P.

                              By:  GEI Capital III, LLC
                              Its General Partner


                              By: /s/ John Danhakl
                                 --------------------------------
                              Name: John Danhakl
                              Title: Manager


                              TPG WAFER MANAGEMENT, L.L.C.

                              By: /s/ Richard A. Ekleberry
                                 --------------------------------
                              Name: Richard A. Ekleberry
                              Title: Vice President